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                                                               EXHIBIT 10(v)

                                    TRW INC.
                        KEY EXECUTIVE LIFE INSURANCE PLAN
     1.   PURPOSE

          The purpose of the TRW Inc. Key Executive Life Insurance Plan (the "Plan") is to create a plan under which TRW Inc. ("TRW") can assist certain of its Executives and those of its subsidiaries and affiliates in acquiring life insurance coverage.

     2.   DEFINITIONS

          For purposes of this Plan, the following terms have the meanings set forth below:

          2.01 AGREEMENT means the Agreement executed by a Participant implementing the terms of this Plan.

          2.02 ALTERNATIVE DEATH BENEFIT AMOUNT means, with respect to a Participant, an amount which, after subtracting any TRW federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on TRW's federal, state and local income tax rate (calculated at the highest marginal tax rate then applicable to TRW but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by TRW.

          2.03 ASSIGNEE means that person or entity to whom the Participant has assigned his interest in the Policy by designating such Assignee on forms provided by TRW. If the Participant's Policy is a Survivorship Policy and if the Participant has not specifically designated an Assignee, then, after the Participant's death, if the Co-insured survives, the Assignee shall be that person or entity who succeeds to the Participant's interest in the Participant's Policy after the death of the Participant.

          2.04 CHANGE IN CONTROL means a Change in Control of TRW, as such term is defined from time to time in the Amended and Restated Employment Continuation Agreement between TRW and its Chief Executive Officer.


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          2.05 CO-INSURED means the individual designated by the Participant pursuant to Section 4 as a co-insured under a Survivorship Policy issued pursuant to the Plan.

          2.06 COMMITTEE means the Compensation and Stock Option Committee of the Directors of TRW.

          2.07 COVERAGE AMOUNT means the insurance death benefit amount indicated in the Participant's Agreement.

          2.08 EFFECTIVE DATE means February 7, 1996.

          2.09 ELIGIBLE POSITION means a position reporting directly to the Chief Executive Officer or a position designated as an Eligible Position by the Chairman of TRW.

          2.10 EXECUTIVE means an employee of TRW (or of any subsidiary or affiliate of TRW which is designated by the Plan Administrator to participate in this Plan) who the Plan Administrator determines is eligible to participate in the Plan.

          2.11 INSURER means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and a Co-insured, if a Survivorship Policy is used) pursuant to the provisions of the Plan.

          2.12 PARTICIPANT means an eligible Executive who elects to participate in the Plan.

          2.13 PERMANENT POLICY means a Participant's Policy which is projected to have Policy cash values at least equal to the Participant's Coverage Amount when the Participant reaches age 95 or, in the case of a Survivorship policy, the younger insured reaches age 100 (the Maturity Date), and Policy death benefits equal to at least 175% of the Participant's Coverage Amount at all times to the Maturity Date, considering premiums paid prior to the time the determination is made, as well as future projected premiums. The determination shall be made by TRW based on projections provided by the Insurer or its agent. Projections shall be based on then current mortality charges and the lower of: (i) the dividend or interest crediting rate applicable to the Policy at the


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               time the determination is made, or (ii) the monthly average of the applicable Policy dividend or interest crediting rate for the thirty-six (36) months immediately preceding the time of determination (or the monthly average for such shorter period as data is available, if it is not available for the full thirty-six
               (36) months).

          2.14 PLAN ADMINISTRATOR means with respect to a member of the Management Committee of TRW, the Committee. For all other Executives, the Plan Administrator means the Chief Executive Officer of TRW.

          2.15 POLICY means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and a Co-insured, in the case of a Survivorship Policy) by the owner of the Policy.

          2.16 POLICY SURRENDER VALUE means, with respect to a Participant's Policy, the actual cash surrender value of the Policy, net of any applicable surrender charges, which would be available upon a complete surrender of the Policy.

          2.17 PREMIUM means, with respect to a Participant's Policy, the amount paid to the Insurer with respect to a Participant's Policy.

          2.18 SURVIVORSHIP POLICY means a Policy insuring the lives of the Participant and a Co-insured, with the death benefit payable at the death of the last survivor of the Participant and the Co-insured.

          2.19 TERMINATED FOR CAUSE means a determination made by the Directors of TRW, at a hearing which the Participant may attend, that a Participant has been terminated for cause, as that term is defined in any written employment agreement existing between TRW (or any subsidiary or affiliate of TRW) and the Participant; absent any such agreement, or absent a definition of the term in the agreement, the term shall mean the termination of the Participant's employment with TRW (or any subsidiary or affiliate of TRW) due to: (i) fraud, misappropriation or intentional material damage to the property or business of TRW (or any subsidiary or affiliate of TRW); (ii) commission of a felony; or
               (iii) continuance of either willful and repeated failure or grossly negligent and repeated failure by the Participant to perform his duties.


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          2.20 VESTED EXECUTIVE means an Executive who is age 55 or older, who has five or more Years of Service and who has been in an Eligible Position for at least three years; provided, that in the sole discretion of, and by written action of, the Plan Administrator, an Executive who is not age 55, who has fewer than five Years of Service and/or who has not been in an Eligible Position for at least three years may be designated a Vested Executive for the limited purpose of this Plan. Notwithstanding the foregoing, an Executive will not be treated as a Vested Executive if the Executive is Terminated for Cause.

          2.21 YEAR OF SERVICE shall have the definition specified in the TRW Salaried Pension Plan, but shall in any case include any period of time during which a Participant is receiving benefits under TRW's Long Term Disability Plan or is on an approved medical leave.

     3.   ELIGIBILITY AND COVERAGE AMOUNT

          The eligibility of an Executive, as well as the applicable Coverage Amount, will be determined by the Plan Administrator.

          If, during the insurance application and underwriting process, it is determined that the Executive's health is such that the cost of the insurance would be prohibitive, the Plan Administrator may, in its sole discretion, determine that the Executive will not be eligible to participate in the Plan, provide a reduced Coverage Amount, or take any other action it deems appropriate.

     4.   TYPE OF COVERAGE

          A Participant may elect single life coverage on the Participant's life, or survivorship coverage on the joint lives of the Participant and any other person (subject to any requirements imposed by the Insurer with respect to the person(s) who may be designated as a Co-Insured). Once elected by the Participant, the type of coverage and the Co-Insured cannot be changed without the consent of the Plan Administrator.

     5.   PAYMENT OF PREMIUMS

          5.01 TRW PAYMENTS. Subject to Sections 7.01, 7.02, 12.01 and 12.02, TRW shall pay all Policy Premiums necessary to maintain the Policy death benefit at a level at least equal to the Participant's Coverage Amount.


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          5.02 PARTICIPANT PAYMENTS.  Unless otherwise provided in a
               Participant's Agreement, a Participant shall not be required to pay any portion of the Premium due on the Participant's Policy.

     6.   POLICY OWNERSHIP

          6.01 OWNERSHIP. TRW shall be the owner of a Participant's Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the Participant (or Assignee): (i) the right to designate the beneficiary or beneficiaries to receive payment of the portion of the death benefit under the Participant's Policy equal to the Coverage Amount; and (ii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity or trust by the execution of a written instrument prescribed by TRW which is delivered to TRW. Also, except as provided in
               Section 7, TRW shall not borrow from, hypothecate, surrender in whole or in part, cancel, or in any other manner encumber a Participant's Policy without the prior written consent of the Participant's Assignee or, if there is no Assignee, the Participant.

          6.02 POSSESSION OF POLICY. TRW shall keep possession of the Policy. TRW agrees to make the Policy available to the Participant (or Assignee) or to the Insurer at such times as, and on such terms as, TRW determines for the sole purposes of endorsing or filing any change of beneficiary or assignment on the Policy.

     7.   TERMINATION EVENTS

          7.01 TERMINATION EVENTS. Except as provided in Section 7.02, TRW's obligation to pay Premiums with respect to a Participant's Policy shall terminate:

               a. Automatically upon the death of the Participant (or the death of the last survivor of the Participant and the Co-insured, if the Policy is a Survivorship Policy).
               b.   Automatically upon a  Participant's Termination for Cause.

               c. Upon the written action of the Plan Administrator, if the Participant terminates employment with TRW (or any subsidiary or affiliate of TRW) and such termination is not a Termination for Cause.


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               d.   Automatically should a Participant provide services above a de minimis level and without TRW's consent to an entity deemed a competitor of TRW's at any time following three years within the Participant's termination of employment. For purposes of this subsection, an entity will be deemed a competitor if that entity and TRW could not have interlocking directors under 15 U.S.C. Section 19, as the same may be amended from time to time.

               e. Upon the mutual agreement of TRW and the Participant's Assignee (or the Participant, if there is no Assignee).

          7.02 IRREVOCABLE OBLIGATION. Notwithstanding any other provision of the Plan, (i) TRW's obligation to pay Policy Premiums for a Participant who meets the requirements for a Vested Executive shall be irrevocable while such person is employed by TRW and shall remain irrevocable thereafter, unless such Participant fails to meet the definition of Vested Executive as a result of his being Terminated for Cause or unless the provisions of
               Section 7.01 (d) apply; and (ii) TRW's obligation to pay Policy Premiums for a Participant who obtains an irrevocable right pursuant to the provisions of Section 9 hereof relating to Change in Control shall thereafter be irrevocable.

          7.03 ALLOCATION OF DEATH BENEFIT. In the event of a termination due to the death of the Participant (or the death of the last survivor of the Participant and the Participant's Co-insured, if the Policy is a Survivorship Policy), the death benefit under the Participant's Policy shall be divided as follows:

               a. The beneficiary or beneficiaries of the Participant (or Assignee) shall be entitled to receive an amount equal to the Coverage Amount.

               b. TRW shall be entitled to receive the excess of the death benefit.

               TRW agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the death benefit in accordance with the provisions of this Section.

               Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit Election in

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               effect for the Participant pursuant to Section 8, then the entire
               Policy death benefit shall be paid to TRW.

          7.04 DISPOSITION OF POLICY. If a Participant's Agreement terminates under Section 7.01(c) or (e), the Participant's Assignee (or the Participant, if there is no Assignee) may acquire the Participant's Policy from TRW by paying TRW an amount equal to the Policy Surrender Value (or any lesser amount determined by the Plan Administrator). In order to exercise this right, the person entitled to exercise the right shall notify TRW, in writing, of the intention to exercise the option to purchase the policy within sixty (60) days following the event of termination. If TRW is so notified, TRW shall, within thirty (30) days after being notified, provide a written notice to the Assignee (or Participant, if there is no Assignee) indicating the payment amount required. Within thirty (30) days after receiving such notice from TRW, the Assignee (or Participant, if there is no Assignee) shall make the required payment to TRW. If the payment is not made within the required time, the right to acquire the Policy shall terminate. If the required payment is received on a timely basis, TRW shall submit to the Insurer, within ten (10) business days after receiving the payment, the forms required to transfer the Policy ownership to the Assignee (or Participant, if there is no Assignee). If the Assignee (or Participant, if there is no Assignee) does not exercise his or her rights to acquire the Participant's Policy, the Assignee's (or Participant's) rights under the Plan shall terminate, and TRW may, thereafter, take any action it deems appropriate with respect to the Participant's Policy, free from any restrictions or limitations imposed by the Plan.

     8.   ALTERNATIVE DEATH BENEFIT ELECTION

          A Participant (or the Participant's Assignee, if the Participant has assigned his or her Policy interest) may elect to receive an Alternative Death Benefit in lieu of the insurance benefit provided under the Plan. The Alternative Death Benefit shall be paid by TRW from the general funds of TRW, and shall not constitute an insurance benefit. It shall be paid by TRW to the Participant's (or Assignee's) beneficiary at the time the Participant's insurance benefit would have been paid (at the Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's Co-Insured for survivorship coverage). The amount of the payment shall be equal to the Alternative Death Benefit


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          Amount.  As long as an Alternative Death Benefit Election is in effect, the beneficiary or beneficiaries of the Participant (or Assignee) shall receive the Alternative Death Benefit only, and shall not be entitled to receive any portion of any death benefits which become payable under the Participant's Policy, and the Participant (or Assignee) shall cooperate with TRW in effecting a change of beneficiary of the Participant's Policy to achieve such result.

          An election under this Section may be revoked. Any election (or revocation of an election) shall be in writing and shall be effective when received by TRW. A Participant (or Assignee) shall not be limited in the number of times an Alternative Death Benefit Election can be made (or revoked).

     9.   CHANGE IN CONTROL

          If there is a Change in Control:

          a. the Plan and TRW's obligation to pay Policy Premiums hereunder shall become irrevocable for all Participants in the Plan at the time of the Change in Control;

          b. TRW shall immediately transfer the ownership of all Participants' Policies to an irrevocable trust to: 1) pay any premiums projected to be payable on all Participants' Policies after the Change in Control, in order to qualify each Participant's Policy as a Permanent Policy, and 2) pay any Alternative Death Benefit which becomes payable under Section 8 of this Plan; and

          c. TRW shall immediately fund such irrevocable trust with an amount sufficient to pay all necessary projected future premiums for all Participants' Policies in order to qualify each Participant's Policy as a Permanent Policy.

          Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, TRW, or its successor, shall continue to be responsible for the premium costs associated with the Participants' Policies and any Alternative Death Benefits payable under Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.


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     10.  GOVERNING LAWS & NOTICES

          10.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of the State of Ohio without giving effect to the choice of law rules of the State of Ohio.

          10.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to TRW shall be addressed to the Attention of the Secretary at TRW Inc., 1900 Richmond Road, Lyndhurst, Ohio 44124. Any notice to the Participant (or Assignee) shall be addressed to the Participant (or Assignee) at the address following such party's signature on his Agreement. Any party may change the address for such party herein set forth by giving written notice of such change to the other parties pursuant to this Section.

     11.  MISCELLANEOUS PROVISIONS

          11.01 This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and TRW or a Participant and TRW, nor shall any provision restrict the right of TRW to discharge an Executive or Participant, or restrict the right of an Executive or Participant to terminate employment.

          11.02 The masculine pronoun includes the feminine and the singular includes the plural where appropriate.

          11.03 In order to be eligible to participate in this Plan, the Participant and any person proposed as a Co-Insured shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, TRW shall have no further obligation to the Participant to allow him to begin participation in the Plan.

          11.04 If a Participant (or a Co-insured, if the Participant's Policy is a Survivorship Policy) commits suicide within two years of the Participant Policy's issue, or if the Participant (or Co-insured, if the Participant's Policy is a Survivorship Policy) makes any material misstatement of


                                       -9-

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                    information or nondisclosure of medical history and dies
                    within two years of the Participant's Policy's issue, then no benefits will be payable to the beneficiary of such Participant (or of the Participant's Assignee, where applicable).

     12.  AMENDMENT, TERMINATION, ADMINISTRATION, AND SUCCESSORS

          12.01 AMENDMENT. This Plan may be modified or amended by TRW at any time, but an amendment which affects the rights, benefits or obligations of a Participant (or his Assignee) for whom TRW's obligation to pay premiums has become irrevocable under Section 7.02 will not apply to such Participant (or his Assignee) unless such Participant (or his Assignee) consents, in writing, to the amendment.

          12.02 TERMINATION. The Directors of TRW may terminate the Plan at any time, but no such termination shall affect the rights, benefits or obligations of a Participant (or his Assignee) for whom TRW's obligation to pay premiums has become irrevocable under Section 7.02 unless such Participant (or his Assignee) consents, in writing, to such termination.

          12.03 ADMINISTRATION. This is a life insurance plan maintained for the benefit of selected employees of TRW Inc., 1900 Richmond Rd., Lyndhurst, Ohio 44124 and any of its subsidiaries or affiliates as determined by the Plan Administrator. TRW's Employer Identification Number is 34-0575430 and the plan number of this Plan is 552. This Plan shall be administered by the Plan Administrator, whose address is TRW Inc., 1900 Richmond Rd., Lyndhurst, Ohio 44124, Attention: Secretary. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including Executives) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to TRW. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in


                                      -10-

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                    connection with the administration, interpretation and
                    application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. TRW shall indemnify and hold harmless the Plan Administrator and any Executives to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

          12.04 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind TRW and the Participant and their successors, assignees, and representatives.

     13.  CLAIMS PROCEDURE; PLAN INFORMATION

          13.01 NAMED FIDUCIARY. The Plan Administrator is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan.

          13.02 CLAIMS PROCEDURES. Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator, TRW Inc., 1900 Richmond Rd., Lyndhurst, OH. 44124, Attention: Secretary. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 10.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Plan Administrator's receipt of the claimant's claim for benefits. If the Plan Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in this Section.

                    A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written


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                    statement of his/her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Plan Administrator shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

                    Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

                 a. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

                 b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

          13.03 AGENT FOR SERVICE OF PROCESS. The agent for service of process on the Plan shall be the Secretary, TRW Inc., 1900 Richmond Rd., Lyndhurst, Ohio 44124. Service of legal process may also be made upon the Plan Administrator at the same address.

          13.04 PLAN YEAR. The plan year of the Plan shall be the calendar year.

          13.05 ERISA RIGHTS. As a participant in the Plan, you are entitled to examine, without charge at the Plan Administrator's office, all Plan documents filed for the Plan with the U. S. Department of Labor, such as annual reports, and obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies. You are entitled to receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report. In addition to creating rights for Plan Participants, ERISA imposes obligations upon the persons who are responsible for the operation of the employee benefit plan. These persons are referred to as "fiduciaries" in the law. Fiduciaries must act in the interest of the Plan Participants and do so prudently. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan. Your employer may not fire you or discriminate against you to prevent you from obtaining a benefit or exercising your rights under ERISA. If you are improperly denied a benefit in full or in part, you have a right to file suit in a federal or state court. You may also file suit in federal court if any Plan documents or any other materials you requested are not received within 30 days of your written request, and the court may require the Plan Administrator to pay up to $100 for each day's delay until the materials are received, unless the failure was beyond the control of the Plan Administrator. If Plan fiduciaries are misusing the plan's money, or if you are discriminated against for asserting your rights, you have the right to file suit in federal court or request assistance from the U. S. Department of Labor. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, require the other party to pay your legal costs, including attorney's fees.
                    If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous. If you have any questions about this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U. S. Labor-Management Service Administration, Department of Labor.